BEARINGS, INC.
                   DEFERRED COMPENSATION PLAN

                            ARTICLE I

                       Purpose of the Plan

          The purpose of the Bearings, Inc. Deferred Compensation Plan is to provide key executives of Bearings, Inc. (the "Company") and its affiliates with the option to defer receipt of all or a portion of incentive compensation payable under the Bearings, Inc. Management Incentive Plan program and to enable such executives to participate in the long-term growth and success of the Company through an increased opportunity to invest in common stock of the Company.


                           ARTICLE II

                  Definitions and Construction


          2.1  Definitions.

          As used herein, the following words shall have the meanings hereinafter set forth unless otherwise specifically provided.

          (1)  The term "Annual Incentive Plan" shall mean any
Management Incentive Plan adopted by the Board with respect to any Fiscal Year.

          (2) The term "Award" shall mean the aggregate benefit payable to a Plan Participant under an Annual Incentive Plan for a Fiscal Year.

          (3) The term "Beneficiary" shall mean the person or persons designated by a Participant to receive a distribution under the Plan pursuant to the provisions of Section 5.4 in the event of the death of such Participant prior to distribution of the full value of his Deferral Account.

          (4) The term "Board" shall mean the Board of Directors of the Company.

          (5) The term "Committee" shall mean the Executive Organization Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted so as to satisfy any applicable legal requirements including the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule which may subsequently be in effect. The members shall be appointed by, and serve at the pleasure of, the Board and any vacancy on the Committee shall be filled by the Board.

          (6) The term "Common Shares" shall mean the common stock of the Company.

          (7) The term "Company" shall mean Bearings, Inc., its corporate successors, and any corporation into or with which it is merged or consolidated.

          (8) The term "Comprehensive Plan" shall mean the Bearings, Inc. Comprehensive Deferred Compensation and
Supplemental Benefit Plan.

          (9) The term "Deferral" shall mean that portion of an Award which a Participant elects to defer pursuant to the terms of the Plan.

         (10) The term "Deferral Account" shall mean the bookkeeping account established under the Plan with respect to each Participant to reflect any of his Deferrals.

         (11) The term "Eligible Employee" shall mean any highly compensated or select management employee of the Company or an affiliate who is designated by the Committee to participate in an Annual Incentive Plan with respect to a particular Fiscal Year.

         (12) The term "Fair Market Value" shall mean the average of the high and low prices of Common Shares as reported on the composite tape for securities listed on the New York Stock Exchange for the date in question, provided that if no sales of Common Shares were made on said exchange on that date, the average of the high and low prices of Common Shares as reported on said composite tape for the preceding day on which sales of Common Shares were made on said Exchange.

         (13) The term "Fiscal Year" shall mean the fiscal year of the Company.

         (14)  The term "Participant" shall mean an Eligible
Employee who elects to defer all or any portion of an Award under the Plan pursuant to the provision of Article III.

         (15) The term "Plan" shall mean the Bearings, Inc. Deferred Compensation Plan which is set forth herein with all amendments, supplements, and modifications hereafter made and which is part of the Comprehensive Plan and listed on Exhibit A attached thereto.

         (16) The term "Trust" shall mean the trust maintained pursuant to the terms of the Bearings, Inc. Supplemental
Executive Retirement Benefits Trust Agreement.

         (17) The term "Valuation Date" shall mean the last day of each Fiscal Year quarter and any other date as may be designated as such by the Committee.

         2.2 Construction. Where necessary or appropriate to the meaning herein, the singular shall be deemed to include the plural and the masculine pronoun to include the feminine.


                            ARTICLE III

                  Elections by Eligible Employees

         3.1 Election to Defer. Prior to the January 1 following the adoption by the Board of an Annual Incentive Plan, an Eligible Employee may elect to defer receipt of all or a portion of the Award that he may receive under such Annual Incentive Plan as a Deferral under the Plan. Any election under this Section 3.1 shall be made on a form specified by the Committee (an "Election Form") and in a manner acceptable to the Company. In addition, such election shall indicate the allocation of the Deferral to be deemed invested in a money market fund and/or Common Shares under the Trust.

         3.2 Effectiveness of Elections. Subject to the provisions of Sections 5.1 and 5.2, an election to defer any portion of an Award hereunder shall be effective and irrevocable upon the delivery of an Election Form to the Committee. Notwithstanding anything to the contrary set forth herein, the effective date of any transaction in which any Deferral is deemed invested in Common Shares shall be not less than six months after the date of the filing of such Election Form.


                            ARTICLE IV

                     Accounts and Investments

         4.1 Establishment of Accounts. The Deferral Account of each Participant shall have two subaccounts, a Common Shares subaccount and a money market subaccount, to which Deferrals shall be credited pursuant to the applicable Election Form filed by the Participant with the Committee.

         4.2 Amount of Deferrals. If a Participant elects to have less than 50% of his Award deferred under the Plan as a Deferral, the amount of such Deferral shall be credited to his Deferral Account and subaccounts in accordance with his duly filed Election Forms. If, however, the Participant elects to have at least 50% of his Award deferred under the Plan as a Deferral and elects to have at least 50% of his Award deemed to be invested in Common Shares, 110% of the amount of such Deferral deemed so invested in Common Shares and 100% of the amount of such Deferral deemed to be invested in a money market fund, shall be credited to his Deferral Account and subaccounts in accordance with the terms of his duly filed Election Form. In the event any Deferral or portion thereof is deemed to be invested in a money market fund, such crediting shall be made within 30 days after the date on which the Deferral would otherwise have been payable to the Participant under the applicable Annual Incentive Plan and in the event any Deferral or portion thereof is deemed to be invested in Common Shares, such crediting shall be made on a date that is the later of the date such Deferral would otherwise have been payable to the Participant or six months after the date of the election referred to in Section 3.2 hereof. Common Shares credited to a Deferral Account shall be valued at Fair Market Value.

         4.3 AdJustments of Accounts. As of each Valuation Date, the value of each Deferral Account shall be adjusted to reflect deemed earnings, losses and dividends determined by the Committee. Common Shares credited to any Deferral Account shall be valued at Fair Market Value.


                             ARTICLE V

                        Payment of Accounts

         5.1 Method of Distribution. The value of a Participant's Deferral Account deemed invested in Common Shares shall be distributed in Common Shares and the value of a Participant's Deferral Account deemed invested in a money market fund shall be distributed in cash. Such value shall be determined as of the most recent Valuation Date. Subject to the provisions of Section 5.2, distribution of a Participant's Deferral Account shall be made either in a lump sum or in equal installments over a period of not more than ten years as specified in such Participant's Election Form.

         5.2 Time of Payments. Except as otherwise may be provided in the Trust or as provided in Section 5.3, distribution of the value of a Participant's Deferral Account shall commence upon a date which is not more than 30 days after the earlier of
(i) the Participant's termination of employment due to resignation, retirement, death or other reason, or (ii) a Committee-approved date specified in the Election Form filed by him with the Company. Such Election Form will be provided by the Company and will set forth the time and manner of payment permitted and approved by the Committee under the Plan. Notwithstanding any other provision of the Plan to the contrary, a Participant, subject to approval of the Committee, may elect to change the manner and the time of distribution of the value of his Deferral Account during the period which commences no earlier than 80 days prior to his termination of employment and terminates no later than 30 days prior to his termination of employment.

         5.3 Hardship Distribution. Prior to the time the Deferral Account of a Participant becomes payable under Section 5.2, the Committee, in its sole discretion, may elect to distribute all or a portion of the Participant's Deferral Account on account of severe financial hardship of the Participant. For purposes of the Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that the Participant requires a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant or a member of his or her family, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

         5.4 Distributions Upon Death. Upon the death of a Participant, his or her Deferral Account shall be paid to his Beneficiary. If there is no Beneficiary surviving at a Participant's death, payment of the Participant's Deferral Account shall be made to his or her estate. Beneficiary designations shall be made in writing. A Participant may designate a new Beneficiary or Beneficiaries at any time by notifying the Committee in writing.

         5.5 Taxes. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Committee shall cause such amounts to be withheld from such payments and shall transmit the withheld amounts to the appropriate taxing authority.


                            ARTICLE VI

                              Funding

         The Company may cause Plan benefits to be paid from the Trust which is a grantor trust that provides full funding of the Plan benefits in the event of a potential change in control or change in control. Subject to the provisions of the Trust, the obligation of the Company under the Plan to provide a Participant or Beneficiary with a benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.


                            ARTICLE VII

                           Miscellaneous

         7.1 Amendment and Termination of the Plan. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the right of Participants to amounts previously credited to their Deferral Accounts pursuant to Section 4.2.

         7.2 Non-Alienation. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance.
If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his rights or benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Committee may select.

         7.3 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, sister, adult child, or any other individual deemed by the Company to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 7.3 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

         7.4 Plan Non-Contractual. Nothing contained herein shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

         7.5 Taxability of Plan Benefits. This Plan is intended to be treated as an unfunded deferred compensation plan under the Internal Revenue Code of 1986, as amended. It is the intention of the Company that the amounts deferred pursuant to the Plan shall not be included in the gross income of the Participants or their Beneficiaries until such time as the deferred amounts are distributed from the Plan. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary, the amounts credited to such Participant's Deferral Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Deferral Account.

         7.6 Effective Date. Subject to approval of the shareholders of the Company and the provisions of Section 7.1, the Plan shall be effective as of July 1, 1993.

         Executed at Cleveland, Ohio, effective this 22nd day of July, 1993.

                                 BEARINGS INC.